Exhibit 23.1 – Consent of BDO Seidman, LLP

Teletouch Communications, Inc.

Tyler, Texas

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-108946 and File No. 333-108945) of Teletouch Communications, Inc. of our report dated August 4, 2005 except Notes 13 and 20 which are as of November 1, 2005 relating to the consolidated financial statements and schedule which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Houston, Texas

November 2, 2005